ASSET PURCHASE AGREEMENT

                                  Introduction

      THIS ASSET PURCHASE AGREEMENT is made as of this 30th day of July, 1999 by and among Robert W. Nassar, an individual with a mailing address of 26 Conkey Avenue, Norwich, New York 13815 (the "Seller"), Ascent Internet Holdings, Inc., a New York corporation (the "Company"), and Insite Internet III Acquisition Co., Inc., a New York corporation (the "Buyer") and wholly-owned subsidiary of BiznessOnline.com, Inc., a Delaware corporation.

                                   Background

      The Seller is the owner of certain assets described herein used in connection with the Seller's sole proprietorship business d/b/a Ascent Networking (the "Proprietorship") and is the record and beneficial owner of all the issued and outstanding shares of the Company's capital stock (the "Company Shares").

      The Seller desires to sell to the Buyer, and the Buyer desires to purchase all of the issued and outstanding shares of the Company Shares and substantially all of assets of the Proprietorship, for the consideration and upon the terms and conditions set forth in this Agreement.

      The Company is party to this Agreement in order to undertake certain obligations set forth herein and to join, jointly and severally, with the Seller in the Seller's representations and warranties hereunder.

                                   Agreements

      THE PARTIES HERETO, intending to be legally bound, agree as follows:

      1. Definitions and Construction.

      1.1 In addition to the other definitions set forth herein, when used in this Agreement, the following terms have the meanings set forth below:

      "Agreement" means this asset purchase agreement.

      "Balance Sheet" means the balance sheet as of the Balance Sheet Date, which is included in the Financial Statements.

      "Balance Sheet Date" means December 31, 1998.

      "Business" means the businesses of the Proprietorship and the Company as conducted up to the Closing.
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      "Closing" means the taking of the actions required to consummate the sale and purchase of the Assets by the Seller to the Buyer pursuant to this Agreement.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

      "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Financial Statements" means those certain financial statements of the Business compiled by Cwynar & Company, PLLC, the independent public accountant of the Seller, as well as certain other unaudited financial statements prepared by the Seller for his own use, all of which are more particularly described in
Schedule 5.6.

      "GAAP" means generally accepted accounting principles.

      "Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended.

      "Liability" means any liability whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

      "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).


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

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Permitted Liens" means those certain liens and security interests solely to the extent such liens and security interests secure liabilities which are to be assumed by the Buyer pursuant to Section 3.1(c) below.

      1.2 In this Agreement, unless the context otherwise requires:

      (a) The words "hereby", "hereof", "hereto", "herein", "hereunder", and any similar words refer to this Agreement; the word "hereafter" means after, and the word "heretofore" means before, the date of this Agreement.

      (b) The word "person" refers to partnerships (including limited partnerships), corporations, governmental entities, trusts and other legal entities as well as to natural persons.

      (c) References to the "knowledge" or the "best knowledge" of the Seller means the understanding of the Seller and of the Company after reasonable investigation.

      1.3 Section and subsection titles are for convenience of reference only and are not to be considered in the interpretation or construction of any of the provisions hereof.

      1.4 Representations, warranties, covenants, obligations and agreements of the Company and the Seller set forth in this Agreement will be deemed to be the joint and several warranties, covenants, obligations and agreements of the Company and the Seller.

      2. Purchase and Sale of Assets.

      2.1 Assets. Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, convey, transfer, assign, and deliver to the Buyer, and the Buyer agrees to purchase from the Seller, at the Closing, (i) the assets and property of the Proprietorship described on Schedule 2.1 attached hereto and (ii) the Company Shares (collectively, the "Assets"), free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except for Permitted Liens. For purposes of this Agreement, the Assets will also mean and include all assets and property acquired hereafter by the Seller relating to Proprietorship before the Closing Date but will not include the assets and property of the Seller disposed of as permitted by this Agreement or the "Excluded Assets" as defined in Section 2.2 hereof.

      2.2 Excluded Assets. "Excluded Assets" shall mean (a) income and other tax records of the Business (copies of which have been made available to the Buyer), provided, however, the Seller will retain these records for a period of not less than five (5) years after the Closing and make them available to the Buyer upon the Buyer's request; (b) any contract, executory agreement or lease of the Business which is not expressly assumed by the Buyer hereunder; and


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

(c) any other assets listed on Schedule 2.2 hereof or which the Buyer notifies the Seller in writing that the Buyer is not purchasing.

      3. Purchase Price

      3.1 Payment. The total consideration to be paid to the Seller by the Buyer for the Assets (the "Purchase Price") is as follows:

      (a) Cash Payment: The Buyer shall pay the Seller at the Closing, as full payment for the Assets a total of One Million Twenty Five Thousand Four Hundred Dollars ($1,025,400). The Buyer shall simultaneously place One Hundred Fifty Thousand Dollars ($150,000) of such amount into escrow at the Closing (the "Escrow Deposit") for a period of one (1) year (the "Escrow Period") pursuant to the Escrow Agreement in the form attached hereto as Exhibit 3.1(a).

      (b) Escrow of Deposit. The Buyer shall have the right to setoff from and against the Escrow Deposit the amount of the adjustments, if any, described in
Section 3.3, as well as the amount of any claims of the Buyer for indemnification for breach of any warranty or representation by the Seller, and such right of setoff shall be in addition to the Buyer's right to seek damages or obtain any other remedy at law or in equity to which the Buyer shall be entitled by virtue of such breach.

      (c) Assumption of Liabilities. At the Closing, the Buyer will assume (i) that certain promissory note of the Company dated December 31, 1998 and those certain trade debts, liabilities, obligations and contracts of the Proprietorship, specifically described on Schedule 3.1(c) (the "Assumed Liabilities"). The Buyer will not be liable for any of the obligations or liabilities of the Seller of any kind and nature other than those specifically listed or described on Schedule 3.1(c). Without limiting the foregoing, the Buyer shall not assume any Liability for (i) any tax including, but not limited to, income, sales or use tax, imposed on the Seller because of the sale of the assets and/or the Business; (ii) any liabilities or expenses of the Seller or the Company incurred in negotiating and carrying out their obligations under this Agreement; (iii) any obligations incurred by the Seller after the Closing;
(iv) any liabilities or obligations incurred by the Seller in violation of, or as a result of the Seller's or the Company's breach of, this Agreement; (v) any intercompany payables or outstanding loans or lines of credit of the Seller or the Company; (vi) any liability for any litigation involving the Seller or the Company, including but not limited to matters listed on Schedule 5.15; and (vii) liabilities for any severance, accrued vacation/sick day or other employee benefits of the Seller or the Company whether or not resulting from the transactions contemplated hereby.

      (d) Transition Services. For six (6) months after the Closing Date, the Seller shall be available, by teleconference and, if requested, on-site for one to two days per week, to assist the Buyer with transitional business matters relating to the Business as may be reasonably requested from time-to-time by the Buyer.


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

      (e) Stock Options. On the Closing date, the Buyer shall cause its parent to issue the number of common stock options from the parent's stock incentive plan equal to the lesser of (i) ten thousand (10,000) shares with an exercise price equal to the average NASDAQ National Market price of such common stock for the twenty (20) business days ending on the second business day immediately preceding the Closing Date; or (ii) $100,000 divided by the closing price of the Company's common stock on the Closing Date (with an exercise price equal to such closing price). For purposes herein, the "average NASDAQ National Market price" shall mean the average of the closing sales prices or, in case no such reported sale takes place on any given day, the average of the reported closing bid and asked prices for such day. In either case, the prices would be as reported by The Nasdaq Stock Market, Inc. However, in no event would the exercise price be less than 100% (for an ISO) or 85% (for a non-qualified option) of the NASDAQ National Market price of the common stock on the Closing Date. The options would vest over three (3) years (i.e. one third of the options per year) at the end of each of the initial anniversary dates of the Closing Date.

      3.2 Allocation. The total purchase price will be allocated among the items of the Assets in proportion to their fair market value and in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The allocation (or the method by which the allocation will be determined) is set forth in this Section and Schedule 3.2. In connection with their filing of Federal income tax returns, the parties will file Treasury Forms 8594 consistent with this allocation.

      3.3 Adjustments.

      (a) Adjustment for Deficiency in 1999 Revenues. The Buyer's accountants shall prepare an income statement in accordance with GAAP on or before April 30, 2000 showing the actual audited revenues for the year ended December 31, 1999 of the Business determined on an accrual method basis. To the extent that the aggregate audited revenues of the Business for the fiscal year ended December 31, 1999 are less than Five Hundred Thousand Dollars ($500,000) on an accrual method basis, the Seller shall pay the Buyer, as a reduction of the Purchase Price paid to Seller hereunder, an amount equal to Two Dollars ($2.00) for each One Dollar ($1.00) in revenue less than $500,000. For example, in the event the aggregate audited accrued revenues of the Business for the fiscal year ended December 31, 1999 are Four Hundred Fifty Thousand Dollars ($450,000), the purchase price would be reduced by One Hundred Thousand Dollars ($100,000) (i.e. the $50,000 shortfall multiplied by 2). To the extent payment by the Seller to the Buyer is required under this Section 3.3, the Buyer shall be entitled to receive payment from the Escrow Deposit or to receive payment directly from the Seller within ten (10) days of the delivery of the final income statement for 1999 as audited by the Buyer's accountants. In the event the Buyer's accountants and the Seller's accountants disagree as to the audited 1999 revenues of the Business, the Buyer and the Seller shall employ, within ten (10) days of the date of delivery of such audited revenues, an accounting firm acceptable to both parties for purposes of settling this dispute promptly. Such firm shall (i) determine the audited revenues and final adjustment using such methods as contemplated herein in accordance with GAAP on an accrual basis as such firm deems appropriate, and (ii) apportion 100% of the fees and expenses of such firm to the party who is "negligent" or "at fault" in pursuing such dispute. Such determinations would be conclusive and binding upon the Buyer and the Seller and either or both of them would have the right to so notify the Escrow Agent and to take such further action as to which they may be entitled at law or equity. The Buyer shall provide Seller with a statement of the aggregate revenues accrued on a monthly basis.

      (b) Payables and Liabilities. The Seller shall pay in full all payables and liabilities relating to the Business, other than the Assumed Liabilities, within thirty (30) days after the Closing. If such liabilities remain unpaid after such date absent a bona fide dispute, the Buyer may, in addition to any other legal or equitable remedy, pay such liabilities and deduct the same from the Escrow Deposit.

      (c) Sprint Credit. In the event the Seller does not receive a credit/rebate from Sprint in the amount of $2,400 within sixty (60) days from the date hereof, (i) the Seller shall immediately pay such amount to Buyer by certified or bank check and (ii) the Buyer shall assign all rights in such credit to Seller.

      4. Closing. The sale and transfer of the Assets by the Seller to the Buyer (the "Closing") will take place via correspondence and facsimile on July 30, 1999 or at such other time and place as the parties may agree to in writing (the "Closing Date") subject to the satisfaction of all of the conditions to Closing described in Sections 8 and 9 hereof.

      5. Representations and Warranties of the Seller and the Company. As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller and the Company, jointly and severally, make to the Buyer the representations and warranties contained in this Section 5, which shall be true and correct as of the date hereof and as of the Closing Date.

      5.1 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of New York with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and where such business is currently conducted or proposed to be conducted. The copies of the Certificate of Incorporation of the Company as amended to date, certified by the Secretary of State of New York and the bylaws certified by the Secretary of the Company and heretofore delivered to the Buyer's counsel, are complete and correct, and no amendments thereto are pending. The stock records and minute books of the Company which have heretofore been delivered to the Buyer's counsel are correct and complete. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which it owns, operates or leases real property and in each other jurisdiction in which the failure to be so qualified or registered would have a material adverse effect on the properties, assets, business, financial condition and prospects of the Company.

      5.2 Subsidiaries; Investments. The Company has no direct or indirect subsidiaries and owns no securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. Neither the Company nor the Seller owns nor has any direct or indirect interest in or control over any corporation, partnership, joint venture, proprietorship or entity of any kind except as disclosed on Schedule 5.2. For purposes of this Agreement, the term "subsidiary" means, with respect to any person, any corporation 5% or more of the outstanding voting securities of which, or any partnership, joint venture or other entity 5% or more of the total equity interest of which, is directly or indirectly owned by such person.

      5.3 Capital Stock. The total authorized capital stock of the Company consists solely of the Company Shares listed on Schedule 5.3. All of the issued and outstanding Company Shares are duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Seller, and all such Company Shares were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such Company Shares were issued in violation of the preemptive rights of any past or present stockholder. No shares of capital stock of the Company are held in the treasury of the Company. The Seller holds of record and owns beneficially all of the Company Shares, free and clear of any restrictions on transfer taxes, security interests, mortgages, pledges, liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any Company Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Shares. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.

      5.4 Authority of the Seller.

      (a) The Seller has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Seller pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument to be executed and delivered by the Seller or by the Company pursuant to or as contemplated by this Agreement (to the extent it contains obligations to be performed by the Seller and/or the Company) constitutes, or when executed and delivered will constitute, valid and binding obligations of the Seller or the Company enforceable in accordance with their respective terms, subject to the terms hereof. The execution, delivery and performance by the Seller of this Agreement and each such agreement, document and instrument:

            (i) do not and will not violate any provision of the Certificate of Incorporation or bylaws of the Company;

            (ii) do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Seller or require the Seller to obtain any approval, consent or


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

waiver of, or make any filing with, any federal, state, local or foreign governmental body, agency or official that has not been obtained or made; and

            (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Seller or the Company is a party or by which the property of the Seller or the Company is bound or to which the property of the Seller or the Company is subject or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Seller or the Company.

      5.5 Status of Property Owned or Leased.

      (a) Real Property. Neither the Company nor the Proprietorship own any real property. The real property identified as being leased by the Business on
Schedule 5.5(a) is collectively referred to herein as the "Real Property". The Real Property constitutes all the real property leased by the Company.

            (i) Title. Except as set forth on Schedule 5.5(a), to the best knowledge of the Seller or the Company, there are no unrecorded mortgages, deeds of trust, ground leases, security interests or similar encumbrances, liens, assessments, licenses, claims, rights of first offer or refusal, options, or options to purchase, or any covenants, conditions, restrictions, rights of way, easements, judgments or other encumbrances or matters affecting title to the Real Property.

            (ii) Security Interests. To the best knowledge of the Seller and the Company, there is not now, nor, as a result of the consummation of the transactions contemplated hereby, will there be, any mortgages, deeds of trust, ground leases, security interests or similar encumbrances on the Real Property, except as set forth on Schedule 5.5(a) (collectively, the "Encumbrances"). To the best knowledge of the Seller and the Company, there is no outstanding principal balance or accrued unpaid interest or other amount due as of the date hereof under any instrument secured by any of the Encumbrances and all payments required under each Encumbrance to the date hereof have been made in full. To the best knowledge of the Seller and the Company, no condition or fact does or will exist, as a result of the consummation of the transactions contemplated hereby, which, with the lapse of time or the giving of notice or both, would constitute a material default thereunder or result in any acceleration of the indebtedness secured thereby or any increase in the amount of interest, premiums or penalties payable on such indebtedness.

            (iii) Commissions. To the best knowledge of the Seller and the Company, there are no brokerage or leasing fees or commissions or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity with respect to or on account of any of the Encumbrances or the Real Property, and no such fees, commissions or other compensation shall, by reason of any existing agreement, become due after the date hereof.


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

            (iv) Physical Condition. Except as set forth on Schedule 5.5(a), to the best knowledge of the Seller and the Company, there is no material defect in the physical condition of any of the Real Property. Except as set forth on
Schedule 5.5(a), to the best knowledge of the Seller and the Company, there is no material defect in any material improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems (including without limitation all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, telecommunication, utility, and sprinkler systems) therein, the roofs or the parking and loading areas (collectively, the "Improvements"). To the best knowledge of the Seller or the Company, all of the Improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems therein, the roofs and the parking and loading areas are in generally good operating condition and repair.

            (v) Utilities. Neither the Company nor the Seller has received any written notice of any termination or impairment of the furnishing of, or any material increase in rates for, services to any of the Real Property of water, sewer, gas, electric, telecommunication, drainage or other utility services, except ordinary and usual rate increases applicable to all customers (or all customers of a certain class) of a utility provider. Neither the Company nor the Seller has entered into any agreement requiring it to pay to any utility provider rates which are less favorable than rates generally applicable to customers of the same class as the Business.

            (vi) Compliance. Neither the Company nor the Seller has received any written notice from any municipal, state, federal or other governmental authority with respect to any violation of any zoning, building, fire, water, use, health, environmental or other statute, ordinance, code or regulation issued in respect of any of the Real Property that has not been heretofore corrected.

            (vii) Government Approvals. Neither the Company nor the Seller has receive any notice of any plan, study or effort by any Governmental Entity which would adversely affect the present use, zoning or value to the Business of any of the Real Property or which would modify or realign any adjacent street or highway in a manner materially adverse to the Business.

            (viii) Zoning. Neither the Company nor the Seller has received any notice of any zoning violations.

            (ix) Real Property Taxes. To the best knowledge of the Company and the Seller, except as set forth in said Schedule 5.5(a), no special assessments any kind (special, bond or otherwise) are or have been levied against any Real Property, or any portion thereof, which are outstanding or unpaid.

            (x) Service Contracts. A complete list of all material existing service, management, supply or maintenance or equipment lease contracts and other contractual agreements affecting the Real Property or any portion thereof (the "Service Contracts") to which the Company or the Seller is a party is set forth on Schedule 5.5(a). All such Service Contracts


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

are terminable upon no more than thirty (30) days written notice, at no cost, except as specified in Schedule 5.5(a).

      (b) Personal Property. A list of each item of the machinery, equipment and other fixed assets owned or leased by the Business having a fair market value of at least One Thousand Dollars ($1,000), is contained in Schedule 5.5(b) hereto. All of such equipment and other machinery, equipment and personal property of the Business is located on the Real Property or used in the operation of the Business. Except as specifically disclosed in Schedule 5.5(b) or in the Financial Statements, the Seller and the Company have good and marketable title to all of the personal property owned by each of them in connection with the Business. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in any Schedule hereto and in the Financial Statements. The Financial Statements reflect all personal property of the Business, subject to dispositions and additions in the ordinary course of business consistent with this Agreement. Except as otherwise specified in
Schedule 5.5(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Business are in generally good repair, normal wear and tear excepted, have been well maintained, and conform in all material respects with all applicable ordinances, regulations and other laws.

      5.6 Financial Statements; Undisclosed Liabilities.

      (a) The Seller has delivered to the Buyer the following financial statements of the Business, copies of which are attached hereto as Schedule 5.6:
(i) Balance Sheet prepared by Cwynar & Company CPC, PLLC, dated December 31, 1998; and (ii) Management prepared monthly profit and loss statements dated January 1999 through June 30, 1999.

      The Financial Statements have been prepared in accordance with accounting principles applied consistently during the periods covered thereby (except that the interim Company financial statements are subject to normal year-end audit adjustments and do not include footnotes), and present fairly in all respects the financial condition of the Business at the dates of said statements and the results of their operations for the periods covered thereby.

      (b) As of the Balance Sheet Date, the Business had no Liabilities of any nature, whether accrued, absolute, contingent or otherwise, (including without limitation liabilities as guarantor or otherwise with respect to obligations of others or contingent liabilities arising prior to the Balance Sheet Date) except liabilities stated or adequately reserved for on the Financial Statements or reflected in Schedules furnished to Buyer hereunder as of the date hereof.

      (c) As of the date hereof, the Business has no Liabilities of any nature, whether accrued, absolute, contingent or otherwise, (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent liabilities arising prior to the date hereof or the Closing, as the case may be) except liabilities (i) stated or adequately reserved for on the appropriate Financial Statement or the notes thereto, (ii) reflected in Schedules furnished to the Buyer hereunder on the


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

date hereof or (iii) incurred in the ordinary course of business of the Business consistent with prior practices.

      (d) All financial information delivered to KPMG, LLP and the Buyer in connection with their audit of the Business's financial statements as of the date hereof are true and correct in all material respects and reflect all liabilities of the Business as of the date(s) of such information, and have been prepared in accordance with accounting principles applied consistently during the periods covered thereby.

      5.7 Taxes.

      (a) The Company and the Seller have paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), in the amounts indicated on tax returns filed by the Company and the Seller through the date hereof or in correspondence received from any federal, state, local or foreign government taxing authority, whether disputed or not (other than current taxes the liability for which is adequately reserved for on the financial statements provided to the Buyer pursuant to Section 5.6 hereof).

      (b) The Company and the Seller have in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by them through the date hereof and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. For every taxable period of the Company and the Seller, the Company and the Seller have delivered or made available to the Buyer complete and correct copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or the Seller. Schedule 5.7 attached hereto sets forth all federal tax elections under the Internal Revenue Code, that are in effect with respect to the Company or for which an application by the Company is pending.

      (c) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting in writing or threatening to assert against the Company or the Seller any deficiency or claim for additional Taxes or a claim that the Company or the Seller is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or the Seller that arose in connection with any failure (or alleged failure) to pay any Tax. Neither the Company nor the Seller have entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code.

      (d) Except as set forth in Schedule 5.7 attached hereto, there has not been any audit of any tax return filed by the Company or the Seller, no audit of any tax return of the Company or the Seller is in progress, and neither the Company nor the Seller has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Schedule 5.7, no extension of time with respect to any date on which a tax return was or is to be filed by the Company or the Seller is in force, and no waiver or agreement by the Company or the Seller is in force for the extension of time for the assessment or payment of any Taxes.

      (e) (i) The Company has not consented to have the provisions of Section 341(f)(2) of the Internal Revenue Code applied to it, (ii) the Company has not agreed to, and has not been requested by any governmental authority to, make any adjustments under Section 481(a) of the Internal Revenue Code by reason of a change in accounting method or otherwise and (iii) the Company has never made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances would obligate it to make any payments, that will not be deductible under Section 280G of the Internal Revenue Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a penalty for underpayment of federal Tax under
Section 6662 of the Internal Revenue Code. The Company has never had any liability for unpaid Taxes because it is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code). The Company has never filed, nor has it ever been required to file, a consolidated, combined or unitary tax return with any entity. The Company is not a party to any tax sharing agreement.

      (f) The Business computes its federal taxable income on a cash basis of accounting.

      5.8 Accounts Receivable. All accounts receivable of the Business as of the respective Balance Sheet Dates and all accounts receivable arising thereafter or hereafter to the Closing Date, arose or will arise from valid sales in the ordinary course of business and are not subject to setoff or counterclaim. Except as set forth in Schedule 5.8, the Business has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or the Seller.

      5.9 Inventories. The Business maintains less than $10,000 of inventory, all saleable in the ordinary course and stated in accordance with GAAP.

      5.10 Absence of Certain Changes.

      Since December 31, 1998, the Company and the Seller have conducted the Business only in the ordinary course and consistent with past practices and except as disclosed in Schedule 5.10 there has not been:

      (a) Any change in the properties, assets, liabilities, business, operations, financial condition or prospects of the Business which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Business;

      (b) Except for the endorsement of checks in the ordinary course of business any material contingent liability incurred by the Business as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Business;

      (c) Any mortgage, encumbrance or lien placed on any of the properties of the Business which remains in existence on the date hereof or will remain on the Closing Date except for liens permitted by any current agreement of the Business with respect to borrowed money;

      (d) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any capital assets of the Business costing more than Five Thousand Dollars ($5,000);

      (e) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of the Business;

      (f) Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock, any issuance or sale of any securities convertible into or exchangeable for debt or equity securities of the Company or any grant, issuance or exercise of options, warrants, subscriptions, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any shares of capital stock of any class or other equity interests of the Company;

      (g) Any claim of unfair labor practices asserted against the Business; any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Business to any of its officers, employees, agents or independent contractors other than customary merit or cost of living increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors; any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, director, manager or employee of the Company or the Business as applicable except for employment arrangements providing for salary or wages of less than Eighteen Thousand Dollars ($18,000) per annum and any oral agreement terminable at will by the Business;

      (h) Any change with respect to the officers or management of the Business, any grant of any severance or termination pay to any officer or employee of the Company or the Seller;

      (i) Any payment or discharge of a material lien or liability of the Business which was not shown on the Financial Statements or incurred in the ordinary course of business thereafter;

      (j) Any obligation or liability incurred by the Business to any of its officers, directors, managers or stockholders, or any loans or advances made by the Business to any of its officers, directors, managers, stockholders, except normal compensation and expense allowances payable to such parties;

      (k) Any change in accounting methods or practices, credit practices or collection policies used by the Business other than to comply with new accounting pronouncements;

      (l) Any other transaction entered into by the Business other than transactions in the ordinary course of business; or

      (m) Any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require the Business to take any of the actions specified in paragraphs (a) through (l) above.

      5.11 Banking Relations. All of the arrangements which the Company or the Seller has with any banking institution are described in Schedule 5.11 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.), the names in which the accounts are held, the account number, and the name of each person, corporation, firm or other entity authorized in respect thereof.

      5.12 Patents, Trade Names, Trademarks, Copyrights and Proprietary Rights. All patents, patent applications, trademark registrations, trademark registration applications, copyright registrations, copyright registration applications and all material trade names, trademarks, copyrights and other material proprietary rights owned by or licensed to the Company or the Seller or otherwise used in connection with the Business (the "Proprietary Rights") are listed in Schedule 5.12 attached hereto. All of the material patents, registered trademarks and copyrights of the Business and all of the material patent applications, trademark registration applications and copyright registration applications of the Business have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on said schedule. Except as set forth in Schedule 5.12: (a) use of said patents, trade names, trademarks, copyrights or other proprietary rights in the ordinary course of business as presently conducted does not require the consent of any other person and (b) the Company and the Seller have sufficient title or adequate rights or licenses to use all material patents, trade names, trademarks, copyrights, or other proprietary rights used by it in its business as presently conducted free and clear of any attachments, liens, encumbrances or adverse claims. Neither the Company nor the Seller has received written notice that its present or contemplated activities or products infringe any such patents, trade names, trademarks or other proprietary rights of others. Except as set forth in
Schedule 5.12: (i) no other person has an interest in or right or license to use, or the right to license others to use, any of said patents, patent applications, trade names, trademarks, copyrights or other proprietary rights;
(ii) there are no written claims or demands of any other person pertaining thereto and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company or the Seller in respect thereof;
(iii) none of the patents, trade names, trademarks, copyrights or other proprietary rights listed in said schedule is subject to any outstanding order, decree, judgment or stipulation, or is being infringed by others; and (iv) no proceeding charging the Company or the Seller with infringement of any adversely held patent, trade name, trademark or copyright has been filed or is threatened to be filed.

      5.13 Trade Secrets and Customer Lists. The Business has the right to use in the ordinary course of its business as presently conducted, free and clear of any claims or rights of others, all trade secrets, inventions, customer lists and secret processes required for or incident to the manufacture or marketing of all products and services presently sold, manufactured, licensed, under development or produced by it, including products licensed from others. Any payments required to be made by the Company or the Seller for the use of such trade secrets, inventions, customer lists and secret processes are described in
Schedule 5.13. Neither the Company nor the Seller are using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of the Company or the Seller.

      5.14 Contracts.

      (a) Except for contracts, commitments, plans, agreements and licenses described in Schedule 5.14 (complete and accurate copies of which have been delivered to the Buyer), the Business is not a party to or subject to:

            (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, severance or termination pay, collective bargaining or the like, or any contract or agreement with any labor union;

            (ii) any employment contract or contract for services which requires the payment of Eighteen Thousand Dollars ($18,000) or more annually or which is not terminable at will by the Business without liability for any penalty or severance payment;

            (iii) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than Five Thousand Dollars ($5,000 each);

            (iv) any other contracts or agreements creating any obligation of Five Thousand Dollars ($5,000) or more with respect to any such contract;

            (v) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

            (vi) any contract or agreement which by its terms does not terminate or is not terminable by the Business or any successor or assign within six months after the date hereof without payment of a penalty;

            (vii) any contract or agreement for the sale or lease of its products or services not made in the ordinary course of business;

            (viii) any contract with any sales agent or distributor of products of the Company or the Seller;

            (ix) any contract containing covenants limiting the freedom of the Company or the Seller to compete in any line of business or with any person or entity;

            (x) any contract or agreement for the purchase of any fixed asset for a price in excess of Five Thousand Dollars ($5,000) whether or not such purchase is in the ordinary course of business;

            (xi) any license agreement (as licensor or licensee); provided that a complete list of all software currently owned, licensed or used by the Company or the Seller and set forth in Schedule 5.14 shall satisfy the disclosure obligation of the Company or the Seller for purposes hereof;

            (xii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

            (xiii) any contract or agreement with any officer, employee, director or stockholder of the Company or the Seller or with any persons or organizations controlled by or affiliated with any of them;

            (xiv) any partnership, joint venture, or other similar contract, arrangement or agreement; or

            (xv) any registration rights agreements, warrants, warrant agreements or other rights to subscribe for securities, any voting agreements, voting trusts, shareholder agreements or other similar arrangements or any stock purchase or repurchase agreements or stock restriction agreements.

      (b) All material contracts, agreements, leases and instruments to which the Company or the Seller is a party or by which the Business is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of the Business and the other parties thereto, enforceable in accordance with their respective terms. Neither the Company nor the Seller nor any other party to any contract, agreement, lease or instrument of the Company or the Seller is in default in complying with any provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a default thereof on the part of either of the Company, the Seller, or on the part of any other party thereto in any such case that could have a material adverse effect on the properties, assets, financial condition or prospects of the Business. Schedule 5.14 indicates whether any of the agreements, contracts, commitments or other instruments and documents described therein requires consent or approval to be transferred to the Buyer as a result of the transactions contemplated herein.

      5.15 Litigation. Schedule 5.15 hereto lists all currently pending and threatened litigation and governmental or administrative proceedings or investigations to which the Company or the Seller is a party. Except for matters described in Schedule 5.15, there is no litigation or governmental or administrative proceeding or investigation pending or threatened against the Company or the Seller which may have an adverse effect on the properties, assets, business, financial condition or prospects of the Business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

      5.16 Compliance with Laws. Neither the Company nor the Seller has received notice of a violation or alleged violation of applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, which violation or alleged violation would have a material adverse effect on the Business, and except as set forth in Schedule
5.16 hereto, the Company and the Seller are currently in compliance in all material respects with all such statutes, ordinances, orders, rules or regulations, and there is no valid basis for any claim that such parties are not in compliance with any such statute, ordinance, order, rule or regulation.

      5.17 Insurance. Schedule 5.17 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Business has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years: (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;
(c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (iii) neither the Company, the Seller, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Since the commencement of the Business, the Company and the Seller have been covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

      5.18 Warranty and Related Matters. There are no existing or threatened in writing, product liability, warranty or other similar claims against the Company or the Seller alleging that any of its products or services are defective or fail to meet any product or service warranties except as disclosed in Schedule
5.18 hereto. Neither the Company nor the Seller have received notice of any statements, citations, correspondence or decisions by any Governmental Entity stating that any product manufactured, marketed or distributed at any time by the Business (the "Products") is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no recalls ordered by any such Governmental Entity with respect to any Product. There is no (i) fact relating to any Product that may impose upon the Business a duty to recall any Product or a duty to warn customers of a defect in any Product, (ii) latent or overt design, manufacturing or other defect in any Product, or (iii) liability for warranty or other claim or return with respect to any Product except in the ordinary course of business consistent with the past experience of the Business for such kind of claims and liabilities.

      5.19 Finder's Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Seller.

      5.20 Permits; Burdensome Agreements. Schedule 5.20 lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from Governmental Entities in order for the Business to conduct its business. The Company and the Seller have obtained all the Approvals, which are valid and in full force and effect. Except as disclosed on Schedule 5.20, none of the Approvals is subject to termination by their express terms as a result of the execution of this Agreement by the Seller and the Company, and no further Approvals will be required in order to continue to conduct the business currently conducted by the Business subsequent to the Closing. Except as disclosed in Schedule 5.20, neither the Company nor the Seller is subject to nor bound by any agreement, judgment, decree or order which may materially and adversely affect the properties, assets, business, financial condition or prospects of the Business.

      5.21 Transactions with Interested Persons. Except as set forth in Schedule
5.21 hereto, no stockholder, officer, employee or director of the Company, nor the Seller, nor employees of the Business and none of their respective parents, grandparents, spouses, children, siblings or grandchildren owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor, supplier or customer of the Business or any organization, person or entity with whom the Business is doing business.

      5.22 Lists of Certain Employees and Suppliers.

      (a) Schedule 5.22 hereto contains a list of all current directors and officers of the Company and a list of all managers, employees and consultants of the Business who, individually, have received or are scheduled to receive base salary from the Business during the current fiscal year of Eighteen Thousand Dollars ($18,000) or more. In each case such schedule includes the current job title and current base salary of each such individual.

      (b) Schedule 5.22 sets forth a true and complete list of all suppliers of the Business to whom the Business made payments aggregating Ten Thousand Dollars ($10,000) or more during the most recent complete fiscal year, showing, with respect to each, the name, address and dollar volume involved.

      5.23 Employees; Labor Matters. As of the date hereof, the Business employed the number of full-time employees and part-time employees described on Schedule

5.23. Neither the Company nor the Seller are delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth in Schedule 5.23, upon termination of the employment of any of said employees, the Business will not be liable to any of said employees for so-called "severance pay" or any other payments. Except as set forth in Schedule 5.23 attached hereto, neither the Company nor the Seller have policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. The Business is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. No charges of employment discrimination or unfair labor practices have been brought against the Company or the Seller, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or threatened against or involving the Company or the Seller. There are no grievances, complaints or charges that have been filed against the Company or the Seller under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). No collective bargaining agreements are in effect or are currently being or are about to be negotiated by the Company or the Seller. Neither the Company nor the Seller have received written notice of pending or threatened changes with respect to the management or key supervisory personnel of the Business.

      5.24 Customers. Schedule 5.24 sets forth any customer who accounted for more than 5% of the sales of the Business for the most recent complete fiscal year of the Business (collectively, the "Customers"). No Customer has given notice to the Company or the Seller of its intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Business or to decrease materially or limit its usage or purchase of the services or products of the Business.

      5.25 Y2K. The Company and the Seller have taken all commercially reasonable action known to date to assess, evaluate, test and correct all of the hardware, software, embedded microchips and other processing capabilities of computer and telecommunication systems it uses, either directly or indirectly, including but not limited to computerized services provided by third parties such as billing and payroll services, to ensure that such systems will be able to function accurately and without interruption or ambiguity using date information before, during and after January 1, 2000.

      5.26 Disclosure. This Agreement, including the Schedules hereto prepared by the Seller and the Company, together with the other information furnished to the Buyer by the Company and the Seller in connection herewith, does not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

      5.27 Employee Benefits.

      (a) Schedule 5.27 lists each Employee Benefit Plan that the Business maintains or to which either the Company or the Seller is a party.

            (i) Each such Employee Benefit Plan (and each related trust, insurance, contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Internal Revenue Code, and other applicable laws.

            (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Internal Revenue Code ss.4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Business. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Internal Revenue Code ss.401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

            (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

            (vi) The Seller has delivered and has caused the Company to deliver to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

      (b) With respect to each Employee Benefit Plan that the Business maintains or ever has maintained or to which either contributes, ever has contributed, or ever has been required to contribute:

            (i) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC.

No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or is threatened.

            (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Seller nor the directors and officers of the Company has any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

            (iii) Neither Seller nor the Company has incurred, and none of the Seller, the Company and the directors and officers of the Company has any reason to expect that the Seller or the Company will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Internal Revenue Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

      (c) Neither Seller nor the Company has ever contributed to, or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

      (d) Neither Seller nor the Company maintains or contributes to, has ever maintained or contributed to, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Internal Revenue Code ss.4980B).

      5.28 Environment, Health, and Safety.

      (a) To the best of the Seller and the Company's knowledge, the Business has complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Seller and the Company have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

      (b) To the best of the Seller and the Company's knowledge, neither Seller nor the Company has liability (and the Seller and the Company have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller or the Company giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

      (c) To the knowledge of the Seller, all properties and equipment used in the Business have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

      6. Covenants of the Seller and the Company. The Seller and the Company jointly and severally covenant and agree as set forth in this Section 6.

      6.1 Conduct of Business. Between the date of this Agreement and the Closing Date, the Seller will cause the Company and the Proprietorship to do and the Company and the Proprietorship will do the following, unless the Buyer shall otherwise consent in writing:

      (a) conduct its business only in the ordinary course consistent with past practices, refrain from changing or introducing any method of management or operations except in the ordinary course of business and in a manner consistent with past practices and will not use any cash generated by the Business other than to pay ordinary course business expenses consistent with past practices except for the payment to Norwich Tire described in Schedule 5.10;

      (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing or selling any capital asset of the Business and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

      (c) refrain from incurring or modifying any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring or modifying any other contingent or fixed obligations or liabilities except in the ordinary course of business and in a manner consistent with past practices;

      (d) refrain from making any change in the Company's incorporation documents, by-laws or authorized or issued capital stock or from acquiring any securities issued by any other business organization other than short-term investments in the ordinary course of business;

      (e) refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of the Company's capital stock, making any direct or indirect redemption, purchase or other acquisition of the Company's capital stock, issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or entering into any agreement or commitment with respect to any of the foregoing;

      (f) refrain from making any change in the compensation payable or to become payable to any of its officers, employees or agents, except for scheduled increases in salary or wages in the ordinary course of business that are consistent with past practices, or granting any severance or termination pay to, or establishing, adopting or entering into any agreement or arrangement providing for severance or termination pay to, or entering into or amending any employment, or other agreement or arrangement with, any director, officer or other employee of the Company or the Seller or establishing, adopting or entering into or amending any collective bargaining, bonus, incentive, deferred compensation, profit sharing, stock option or purchase, insurance, pension, retirement or other employee benefit plan;

      (g) refrain from making any change in its borrowing arrangements or modifying, amending or terminating any of its contracts except in the ordinary course of business, or waiving, releasing or assigning any material rights or claims;

      (h) use reasonable efforts to prevent any change with respect to its management and supervisory personnel or banking arrangements;

      (i) use reasonable efforts to keep intact its business organization and to preserve the goodwill of and business relationships with all suppliers, customers and others having business relations with it, and to maintain its properties and facilities, including those held under leases, in as good a working order and condition as on the date hereof, ordinary wear and tear excepted;

      (j) Maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Schedule 5.17 or equivalent insurance with any substitute insurers approved by Buyer;

      (k) refrain from changing accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or from making any tax election or settling or compromising any federal, state, local or foreign income tax liability;

      (l) refrain from entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions; and

      (m) maintain a minimum of $27,000 cash on hand on the Closing Date; and

      (n) permit the Buyer and its authorized representatives (including without limitation the Buyer's attorneys, accountants, and pension consultants) to have full access to all of its properties, assets, books, records, business files, executive personnel, tax returns, contracts and documents and furnish to the Buyer and its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request.

      6.2 Consents and Approvals. The Seller and the Company shall use their best efforts to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of the Seller and the Company under this Agreement unless waived by the Buyer, including, without limitation, the consents and authorizations described in
Schedule 5.14, and such other authorizations, waivers, approvals, consents and permits as set forth in Schedule 6.2 as may be necessary to transfer to the Buyer and/or to retain in full force and effect without penalty subsequent to the Closing Date all contracts, permits, licenses and franchises of or applicable to the Business.

      6.3 Exclusive Dealing. Unless and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10 neither the Company nor the Seller shall, nor shall any of them permit any director, officer, employee or agent of either of the Company or the Seller to, directly or indirectly, (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of the Business, or any equity interest in the Company or any merger or business combination with the Company or the Proprietorship (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any person or entity other than Buyer and its representatives, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing.

      6.4 No Sales of Capital Stock. Between the date of this Agreement and the Closing Date, the Seller shall not sell, exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any Company Shares owned beneficially or of record by the Seller, nor grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner such Company Shares; provided, however, that notwithstanding anything to the contrary stated herein, any transferee, executor, heir, legal representative, successor or assign of the Seller shall be bound by this Agreement.

      6.5 Notification of Certain Matters. The Seller and the Company shall give prompt notice to the Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Seller and the Company contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the Seller or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this Section 6.5 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Section 8 or elsewhere or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      6.6 Amendment of Schedules. The Seller and the Company agree that, with respect to the representations and warranties contained in this Agreement, the Seller and the Company shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on the

Schedules. The Seller and the Company understand and agree that, as of the Closing Date, they will be required to execute a "bring-down" certificate which shall state that all representations and warranties in this Agreement are true and correct as of the Closing Date. To the extent that any such representation and warranty is qualified by disclosure on a schedule which changes after the date hereof and prior to Closing, the Seller and the Company agree to notify the Buyer of such changes in writing and to summarize all such changes via the bring-down certificate on the Closing Date. Notwithstanding the foregoing sentence, the truth and accuracy of any and all representations and warranties of the Seller and the Company as of the date of this Agreement and as of the Closing Date shall be a precondition to the consummation of this transaction by the Buyer, and Buyer shall not be deemed to have consented to any amendment or supplement to a Schedule prepared by the Seller and the Company after the date hereof or to have waived any of its rights or remedies for breach hereof, particularly with respect to any matter hereafter arising or discovered that constitutes or reflects an event or occurrence that would be reasonably likely to have a material adverse effect on the business of the Company or the Seller, unless the Buyer acknowledges and consents in writing to such amendment or supplement.

      6.7 Further Assurances. The Seller and the Company hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

      6.8 Employees. As of the Closing Date, the Seller shall have terminated all of its employees of the Business and the Buyer shall have hired certain of such former employees as it may, in its sole discretion, need to operate the Business, provided, however, that the Buyer shall have no obligation to hire any such employees (other than pursuant to the Employment Agreement).

      7. Representations and Warranties of the Buyer. As of the date hereof, the Buyer hereby represents and warrants to the Seller and the Company as set forth in this Section 7.

      7.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of State of New York with full corporate power and authority to conduct its businesses in the manner as now conducted.

      7.2 Authority. All necessary corporate action has been taken by the Buyer to authorize the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by the Buyer pursuant to this Agreement. This Agreement and each agreement, document and instrument to be executed and delivered by the Buyer pursuant to this Agreement constitutes, or when executed and delivered by the Buyer will constitute, valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

      7.3 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and each such other agreement, document and instrument: (i) does not and will not violate any provision of the Certificate of Incorporation or bylaws of the Buyer ; and (ii) will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Buyer is a party or by which the property of the Buyer is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Buyer, except where such breach, default, acceleration or right of termination would not have a material adverse effect on the properties, assets, business, financial condition or prospects of the Buyer, and would not result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Buyer.

      7.4 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or threatened against the Buyer which may have an adverse effect on the properties, assets, business, financial condition or prospects of the Buyer or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

      7.5 Compliance with Laws. The Buyer has not received any notice of a violation or alleged violation of applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, which violation or alleged violation would have a material adverse effect on the business of the Buyer.

      8. Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the conditions set forth in this Section 8.

      8.1 Examination of Financial Statements. Prior to the Closing Date, the Buyer shall have had sufficient time to review the management-prepared balance sheets of the Business as of the last day of the month ended immediately prior to the Closing Date and the management-prepared statements of income, cash flow and stockholders' equity for the period then ended, disclosing no material change in the financial condition of the Business or the results of its operations from the Balance Sheet Date, and the Buyer shall be satisfied in all respects with such financial information.

      8.2 No Material Adverse Change. No material adverse change in the results of operations, financial position or business of the Business shall have occurred and the Company and the Seller shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of the Company and the Seller to conduct its business; and the Buyer shall have received on the Closing Date a certificate signed by the President of the Company and the Seller to such effect.

      8.3 Due Diligence and Regulatory Review. The Buyer and KPMG LLP shall have completed to its satisfaction a due diligence investigation of the Seller and the Company and the Business's prospects, business, assets, contracts, rights, liabilities and obligations, including a review of the practices and procedures of the Company and the Seller with respect to compliance with contracts and federal, state and local laws and regulations governing the operations of the Company and the Seller. Such review shall be satisfactory in all respects to the Buyer, in its sole discretion.

      8.4 Opinion of Counsel. The Buyer shall have received an opinion from counsel to the Company and the Seller, dated the Closing Date, in form and substance satisfactory to the Buyer, to the effect that:

      (a) the Company has been duly organized and is validly subsisting in good standing under the laws of the State of New York.

      (b) the authorized and outstanding capital stock of the Company is as represented by the Seller in this Agreement and each share of such stock has been duly and validly authorized and issued, is fully paid and nonassessable and was not issued in violation of the preemptive rights of any stockholder;

      (c) to the knowledge of such counsel, the Company does not have any outstanding options, warrants, calls, conversion rights or other commitments of any kind to issue or sell any of its capital stock;

      (d) this Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller and the Company enforceable against them in accordance with its terms except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors.

      (e) except to the extent set forth on Schedule 5.15, there are no claims, actions, suits or proceedings pending, or to the knowledge of such counsel threatened against or affecting the Company or the Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located;

      (f) no notice to, consent, authorization, approval or order of any court or governmental agency or body or of any other third party (excluding any software licensed to the Business) is required in connection with the execution, delivery or consummation of this Agreement by the Seller or for the transfer to the Buyer of the Company Shares or the Assets;

      (g) the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions of the Company's Certificate of Incorporation or the bylaws of the Company or of any lease, instrument, license, permit or any other agreement to which the Seller is a party or by which the Company or the Seller is bound; and

      (h) any other matters incident to the matters set forth herein as reasonably required by the Buyer.

      8.5 Additional Liabilities and Obligations. The Seller shall have delivered to the Buyer a certificate dated the Closing Date, setting forth (i) all liabilities and obligations of the Business arising since the Balance Sheet Date; (ii) showing all material contracts and agreements, together with copies thereof, entered into by the Company and the Seller since the Balance Sheet Date and (iii) all outstanding payables of the Business which the Seller shall satisfy in accordance with Section 3.3(b).

      8.6 Good Standing Certificates; Certified Copy of the Certificate of Incorporation. The Seller shall have delivered to the Buyer certificates, dated as of a date no earlier than twenty days prior to the Closing Date, duly issued by the Secretary of State and the Department of Revenue of the State of New York and of any other state in which the Business is authorized to do business, showing that the Company and the Proprietorship are in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Business for all periods prior to the dates of such certificates have been filed and paid. The Seller shall also have delivered to the Buyer prior to the Closing a recent copy of the Company's Certificate of Incorporation and all amendments thereto duly certified by the Secretary of State of New York.

      8.7 Representations; Warranties; Covenants. Each of the representations and warranties of the Seller and the Company contained in Section 5 and elsewhere in this Agreement shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date; the Seller and the Company shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by the Seller and the Company on or before the Closing Date; and the Seller and the Company shall have delivered to the Buyer a certificate dated the Closing Date signed by the Seller and the Company to the foregoing effect.

      8.8 Approvals and Consents. The Company and the Seller shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the Business subsequent to the Closing Date, and the Company, the Seller and the Buyer shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Buyer, from all third parties, including, without limitation, approvals required under federal and state securities laws and/or the securities and Exchange Commission, state "Blue Sky" laws, other applicable governmental authorities and regulatory agencies, lessors, lenders and contract parties, required in connection with this Agreement or the Company's or the Seller's permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of the execution or performance of this Agreement, or otherwise in connection with the execution and performance of this Agreement.

      8.9 No Actions or Proceedings. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or would likely result in substantial damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of the Buyer make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

      8.10 Proceedings Satisfactory to the Buyer. All proceedings to be taken by the Company and the Seller in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by the Buyer shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

      9. Conditions Precedent to the Obligations of the Seller. The obligations of the Seller to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing Date, of the following conditions (any one or more of which may be waived in whole or in part by the Seller):

      9.1 Representations; Warranties; Covenants. Each of the representations and warranties of the Buyer contained in Section 7 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date; the Buyer shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by the Buyer on or before the Closing Date; and the Buyer shall have delivered to the Company a certificate signed by the President of the Buyer and dated as of the Closing Date certifying to the foregoing effect.

      9.2 No Actions or Proceedings. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or would likely result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would in the reasonable judgment of the Company or the Seller make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

      10. Termination of Agreement; Effect of Termination.

      10.1 Termination. This Agreement may be terminated any time prior to the Closing Date solely by:

      (a) mutual consent of the Seller and the board of directors of the Buyer;

      (b) either by the Seller on the one hand, or by the Buyer on the other hand, if

            (i) the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by September 30, 1999, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

            (ii) if a material breach or default shall be made by the other party in the observance of or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date

      10.2 Liabilities in the Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

      10.3 Time is of the Essence. Time is of the essence with respect to the termination provisions of this Section 10.

      11. Non-competition. For a period of three (3) years from and after the Closing Date, the Seller will not (i) engage directly or indirectly in any internet access service, web design or other business that the Buyer, or its affiliates may from time to time engage, or actively plan to engage in during the term of this covenant (except that ownership of less than 2% of the outstanding stock of any competing publicly traded corporation shall not constitute a violation of this covenant not to compete) or (ii) solicit, directly or indirectly, any customers, clients, accounts, officers, employees, agents or representatives of the Company or the Buyer. Notwithstanding the foregoing, the Seller shall be permitted to design a web site for a full time employer provided that such employment would not otherwise violate this Section
11. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      12. Nondisclosure of Confidential Information.

      12.1 The Seller and the Company. The Seller and the Company recognize and acknowledge that they have had in the past, currently have and in the future may have access to certain confidential information relating to the Business and the Buyer and its affiliates, including, but not limited to, operational policies, customer lists, and pricing and cost policies, that are valuable, special and unique assets of the Company and the Buyer and its affiliates. The Seller and the Company agrees that they will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the Buyer and its affiliates who need to know such information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, and (b) following the Closing, such information may be disclosed by the Seller as is required in the course of performing his or her duties for the Buyer or the Company unless (i) such information becomes known to the public generally through no breach by the Seller of this covenant, (ii) disclosure is required by law or the order of any governmental authority under color of law or is necessary in order to secure a consent or approval to consummate the transactions contemplated hereby, provided, that prior to disclosing any information pursuant to this clause (ii), the Seller shall give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and the same prior disclosure set forth immediately above is given. In the event of a breach or threatened breach by the Seller of the provisions of this section, the Buyer shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event that the transactions contemplated herein are not consummated, the Seller shall return to the Buyer within a reasonable time all documents containing confidential information about the Buyer.

      12.2 The Buyer. The Buyer recognizes and acknowledges that it had in the past and currently has access to certain confidential information relating to the Business, such as operational policies, customer lists, and pricing and cost policies, that are valuable, special and unique assets of the Business. The Buyer agrees that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, it will not use or disclose such confidential information to its own benefit except in furtherance of the transactions contemplated by this Agreement or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to the Seller and to authorized representatives of the Seller or the Buyer who need to know such information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, unless (i) such information becomes known to the public generally through no breach by the Buyer of this covenant,
(ii) disclosure is required by law or the order of any governmental authority under color of law or is necessary in order to secure a consent or approval to consummate the transactions contemplated hereby, provided, that prior to disclosing any information pursuant to this clause (ii), the Buyer shall give prior written notice thereof to the Seller and provide the Seller with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and the same prior disclosure set forth immediately above is given. In the event of a breach or threatened breach by the Buyer of the provisions of this Section, the Seller shall be entitled to an injunction restraining the Buyer from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event that the transactions contemplated herein are not consummated, the Buyer shall return to the Seller within a reasonable time all documents containing confidential information relating to the Business.

      12.3 Survival. The obligations of the parties under this Section 12 shall survive notwithstanding either the termination of this Agreement or the consummation of the transactions contemplated herein on the Closing Date.

      13. Indemnification.

      13.1 Indemnification by the Seller. The Seller, on behalf of himself and his successors, executors, administrators, estates, heirs and permitted assigns, agrees subsequent to the Closing Date to indemnify and hold harmless the Buyer, the Company and their respective officers, directors, employees and agents (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against any Buyer Indemnified Party (a "Loss" or "Losses"), arising out of, based upon or in connection with:

      (a) any breach of any representation or warranty made by the Seller in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such representations or warranties (collectively, "Buyer Representation and Warranty Claims");

      (b) any breach of any covenant or agreement made by the Seller in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such covenant or agreement; or

      (c) with respect to taxes of the Business incurred with respect to any Pre-Closing Tax Period (as defined below). The term "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion (ending on the Closing Date) of any taxable period that includes (but does not end on) the Closing Date.

      Claims under clauses (a) through (c) of this Section 13 are hereinafter collectively referred to as "Buyer Indemnifiable Claims". The rights of Buyer Indemnified Parties to recover indemnification in respect of any occurrence referred to in clauses (b) and (c) of this Section 13 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this Section 13.

      13.2 Notice; Defense of Claims.

      Promptly after receipt by a Buyer Indemnified Party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the Buyer Indemnified Party shall give notice thereof in writing to the Seller, but the omission to so notify the Seller promptly will not relieve the Seller from any liability except to the extent that the Seller shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice the Seller give written notice to the Buyer Indemnified Party stating that (i) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the Seller (subject to the consent of the Buyer Indemnified Party which consent may not be unreasonably withheld) and the Buyer Indemnified Party shall not be required to make any payment with respect to such claim, liability or expense as long as the Seller is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Seller shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The Seller shall have the right, with the consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld, to settle any Buyer Indemnified Claims by third parties which are susceptible to being settled provided its obligation to indemnify the Buyer Indemnified Party therefor will be fully satisfied. The Seller shall keep the Buyer Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Buyer Indemnified Party with all documents and information that the Buyer Indemnified Party shall reasonably request and shall consult with the Buyer Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the Buyer Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Seller and the Buyer Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Buyer Indemnified Party shall be paid by the Seller. If no such notice of intent to dispute and defend is given by the Seller, or if such diligent good faith defense is not being or ceases to be conducted, the Buyer Indemnified Party shall, at the expense of the Seller, undertake the defense of (with counsel selected by the Buyer Indemnified Party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the Seller, then the


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

Buyer Indemnified Party shall make available all information and assistance that the Seller may reasonably request and shall cooperate with the Seller in such defense.

      14. Publicity; Securities Laws. The Seller acknowledges that the Buyer is a subsidiary of a publicly held company that is therefore subject to certain disclosure requirements under federal securities laws. The Seller and his representatives shall not directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, the Agreement between the parties or any of the terms, conditions or other aspects of the Agreement. The Seller further understands that this Agreement represents information concerning the Buyer which has not been previously disclosed to the public and which may be material, all as determined in accordance with applicable laws, rules and regulations of the United States and the several states concerning securities (collectively, the "Securities Laws"). The Seller agrees not to take any action in connection with this Agreement in violation of the Securities Laws, including but not limited to trading in the common stock of the Buyer's parent while in possession of material non-public information.

      15. Expenses. Each party shall be responsible for its own transaction-related fees and expenses incurred in connection with this Agreement (including without limitation legal, accounting, and consulting fees and expenses); provided, however, that in the event of a breach of the Agreement by any party hereunder, the non-breaching party shall be entitled to recover all of its reasonable costs incurred in pursuing the transactions contemplated by this Agreement, including without limitation, legal and accounting fees and expenses.

      16. Entire Agreement; Amendment; Waiver. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreement, representations and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement will be effective unless in writing; no waiver will constitute a waiver of any other provision; and no waiver of a breach of any provision of this Agreement will operate to waive any subsequent breach.

      17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      18. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any third persons to any party to this Agreement, nor will any provision give any third persons any right of subrogation or action against any party to this Agreement.

      19. Successors and Assigns. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, executors, administrators, successors and assigns.

      20. Further Assurances. The Seller from time to time will execute and deliver and cause the Company to execute and deliver such additional documents and instruments and take such additional actions as may be necessary to carry out the transactions contemplated by this Agreement. If requested by the Buyer, the Seller will prosecute or otherwise enforce in its own name for the benefit of the Buyer any claims, rights or benefits that are transferred to the Buyer under this Agreement and that require prosecution or enforcement in the Seller's name. Any prosecution or enforcement of claims, rights or benefits under this
Section 20 will be solely at the Buyer's expense unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Seller.

      21. Survival. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, or opinion provided for in it, shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitation or repose).

      22. Notices. Any notice, consent, approval or other communication required or permitted hereunder will be in writing and will be given (i) by delivery in person, (ii) by certified mail, return receipt requested, postage prepaid, (iii) by commercial overnight courier, fees prepaid, or (iv) by facsimile transmission (with telephone confirmation of receipt), as follows:

      (a)   If to the Seller and/or the Company:

            Robert W. Nassar
            c/o Norwich Tire Company, Inc.
            34 Hale Street
            Norwich, NY 13815
            Phone: (607) 334-4531 or 334-3779
            Fax: (607) 334-8304

            With a copy to:

            Lee, Emerson & Dean, LLP
            35 West Main Street
            P.O. Box 711
            Norwich, NY 13815
            Attention: Thomas C. Emerson, Esq.
            Phone: (607) 334-2247
            Fax: (607) 334-5999

      (b)   If to the Buyer:


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

            Insite Internet III Acquisition Co., Inc.
            P.O. Box 1347
            Wall, NJ 07719
            Attention: Mark E. Munro, President
            Phone: (732) 280-6407
            Fax: (732) 280-6409

            With a copy to:

            Duffy & Sweeney, LLP
            300 Turks Head Building
            Providence, Rhode Island 02903
            Attention: Michael F. Sweeney, Esq.
            Phone: (401) 455-0700
            Fax: (401) 455-0701

or to such other address for any of the above as may be designated by notice to the others. Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the fifth day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, or (iii) on the first Business Day following delivery to a commercial overnight courier, or (iv) on the day of facsimile transmission provided that the giver of the notice obtains telephone confirmation of receipt promptly.

      23. Arbitration; Jurisdiction; Venue; Attorney's Fees. Each party hereto agrees that any dispute regarding this Agreement shall be submitted to arbitration to and shall be resolved in accordance with the rules of the JAMS/Endispute for expedited cases then in effect. The arbitrator(s) shall be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by JAMS/Endispute. Any arbitration shall be held in Albany and the arbitrator(s) shall apply New York law. Judgment upon any award rendered by the arbitrator(s) shall be final and may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, the Buyer shall have the absolute right to obtain equitable remedies in any state court of competent jurisdiction in the State of New York or in any United States District Court in the State of New York. Each party irrevocably submits to and accepts the exclusive jurisdiction of each of such courts and waives any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts. The court and/or arbitrator(s) shall award costs and expenses (including reasonable attorney's fees) to the prevailing party and/or parties in any litigation or arbitration.

      24. Governing Law. This Agreement has been made in and its validity, interpretation, construction and performance shall be governed by and construed in accordance with the laws of the State of New York without reference to its laws governing conflicts of law.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    SELLER:


                                    /s/Robert W. Nassar
                                    ----------------------------------------
                                    Robert W. Nassar


                                    ASCENT INTERNET HOLDINGS, INC.


                                    By: /s/  Robert W. Nassar
                                        ------------------------------------
                                        Robert W. Nassar, President


                                    BUYER:

                                    INSITE INTERNET III ACQUISITION CO., INC.


                                    By: /s/ Mark E. Munro
                                        ------------------------------------
                                        Mark E. Munro, Chief Executive Officer


                  [Signature page to Asset Purchase Agreement]

                                  SCHEDULE 2.1


                                     Assets

All assets and all properties and rights of the Business including but not limited to (a) office equipment, machinery, apparatus, and furniture; (b) all permits, licenses and other rights under federal, state or local laws relating to the Assets and the Business to the extent such permits, licenses and rights may be assigned to the Buyer under applicable law or under the contractual terms of the permit, license or right, provided that the Seller will use best efforts to facilitate such assignments as necessary and possible; (c) all intangible assets including, trademarks, trade names, technology, know-how, data, copyrights, assumed names, service marks, telephone numbers, post office box addresses, licenses, covenants by others not to compete, rights and privileges used in the conduct of the Business and rights to recover from infringement thereon, whether express or implied; (d) goodwill and going concern value of the Business; (e) all rights in, to and under contracts and agreements, including privileges, deposits, claims, causes of actions and options pertaining thereto;
(f) all computers, programs and office supplies; (g) all orders; (h) all accounts receivable and other rights of the Seller to payment for goods sold or for services rendered, together with all documents representing the foregoing;
(i) all of the books, records, papers and documents, including diagrams, accounting and financial records, advertising materials, mailing lists, credit reports, sales records and customer lists and other customer data and supplier;
(j) prepaid expenses and all other current assets on hand as of the Closing Date; (k) all of the Seller's rights to the Company's name, the name "Ascent Networking" and any variations or similar names used in the Business; (l) all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets; and (m) all other and additional privileges, rights, interest, properties and assets of the Business of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of the Business as presently being conducted, by the Seller and the Company.

      The assets specifically do not include the "Excluded Assets" as defined in
Section 2.2 of this Agreement.


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